UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 26, 2026

PROLOGIS, INC.
PROLOGIS, L.P.
(Exact name of registrant as specified in charter)

Maryland (Prologis, Inc.)	001-13545 (Prologis, Inc.)	94-3281941 (Prologis, Inc.)
Delaware (Prologis, L.P.)	001-14245 (Prologis, L.P.)	94-3285362 (Prologis, L.P.)
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Pier 1, Bay 1, San Francisco, California	94111
(Address of Principal Executive Offices)	(Zip Code)
Registrants’ Telephone Number, including Area Code: (415) 394-9000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form
8-K
filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

	Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Prologis, Inc.	Common Stock, $0.01 par value	PLD	New York Stock Exchange
Prologis, L.P.	2.250% Notes due 2029	PLD/29	New York Stock Exchange
Prologis, L.P.	5.625% Notes due 2040	PLD/40	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or
Rule12b-2
of the Securities Exchange Act of 1934
(§240.12b-2
of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On March 26, 2026, Prologis, L.P., a Delaware limited partnership (the “Operating Partnership”), and various affiliates of the Operating Partnership entered into an Amended and Restated Global Senior Credit Agreement (the “2026 Global Facility”) with various lenders and agents, and Bank of America, N.A., as Global Administrative Agent, which amends and restates the Amended and Restated Global Senior Credit Agreement dated as of April 5, 2023 among the Operating Partnership, various affiliates of the Operating Partnership, the various agents and lenders party thereto, and Bank of America, N.A., as Global Administrative Agent. Pursuant to the 2026 Global Facility, the Operating Partnership and various affiliates thereof (collectively the “Borrowers”) may obtain loans and/or procure the issuance of letters of credit in various currencies on a revolving basis in an aggregate amount not exceeding the U.S. Dollar equivalent of approximately $3,000,000,000 (subject to increase by not more than the U.S. Dollar equivalent of $1,000,000,000 (determined as of the effective date of such increase) pursuant to the accordion feature included in the 2026 Global Facility). As of the closing date, the 2026 Global Facility has two tranches: (i) a U.S. Dollar Tranche in the amount of $2,000,000,000 and (ii) a Euro Tranche in the amount of €864,229,539.33.
The 2026 Global Facility is scheduled to mature on June 28, 2030, but the Operating Partnership may, at its option and subject to payment of an extension fee, extend the maturity date of the 2026 Global Facility for six months on two occasions (to December 31, 2030 and June 30, 2031, respectively). Pricing under the 2026 Global Facility, including the spread over the applicable benchmark rate and the rates applicable to facility fees and letter of credit fees, varies based upon the public debt ratings of the Operating Partnership as in effect from time to time. As of the closing date, the spread was 65 basis points. The 2026 Global Facility contains customary representations, covenants (including certain financial tests applicable to the Operating Partnership) and defaults (including a cross-acceleration to other recourse indebtedness of more than $150,000,000). The Operating Partnership has unconditionally guaranteed all obligations of each other borrower under the 2026 Global Facility. Pursuant to the terms of the 2026 Global Facility, Prologis, Inc. is not required to guarantee the obligations of the borrowers under the 2026 Global Facility unless Prologis, Inc. incurs any indebtedness that is not in existence as of the date of the 2026 Global Facility or guarantees any indebtedness that is not guaranteed by Prologis, Inc. as of the date of the 2026 Global Facility.
Concurrently with the entry into the 2026 Global Facility, the Operating Partnership, various affiliates of the Operating Partnership, various lenders and agents, and Bank of America, N.A., as Global Administrative Agent entered into a First Amendment dated as of March 26, 2026 (the “First Amendment”) to the Amended and Restated Global Senior Credit Agreement dated as of May 22, 2025 (the “2025 Global Facility”) among the Operating Partnership, various affiliates of the Operating Partnership, various lenders and agents, and Bank of America, N.A., as Global Administrative Agent. The First Amendment conforms certain provisions in the 2025 Global Facility to the terms of the 2026 Global Facility.
The 2026 Global Facility has been included herewith as Exhibit 10.1, the First Amendment has been included herewith as Exhibit 10.2, and each is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)
Exhibits
. The following documents have been filed as exhibits to this report and are incorporated by reference herein as described below.

Exhibit No.	Description

10.1	Second Amended and Restated Global Senior Credit Agreement dated as of March 26, 2026 among Prologis, L.P., various affiliates of Prologis, L.P., various lenders and agents, and Bank of America, N.A., as Global Administrative Agent.

10.2	First Amendment dated as of March 26, 2026 among Prologis, L.P., various lenders and agents, and Bank of America, N.A., as Global Administrative Agent to the Amended and Restated Global Senior Credit Agreement dated as of May 22, 2025.

104	Cover Page Interactive Data File – the cover page iXBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PROLOGIS, INC.

March 30, 2026	By:	/s/ Deborah K. Briones
	Name:	Deborah K. Briones
	Title:	Chief Legal Officer and General Counsel

PROLOGIS, L.P.,

	By:	Prologis, Inc., its general partner

March 30, 2026	By:	/s/ Deborah K. Briones
	Name:	Deborah K. Briones
	Title:	Chief Legal Officer and General Counsel